CONSENT OF INDEPENDENT ACCOUNTANTS

To the Trustees of Global Investment Portfolio

        RE:    Global Resources Portfolio
               Global Consumer Products and Services Portfolio
               (hereinafter referred to as the "Portfolios")

We hereby consent to the inclusion in Amendment No. 10 to the Registration Statement on Form N-1A, under the Investment Company Act of 1940, of Global Investment Portfolio (the "Portfolios"), of our reports, dated December 18, 2000, on our audits of the financial statements and supplementary data of the Portfolios, for the periods stated therein, which are included in this Registration Statement. We also consent to the reference to our Firm as "experts" under the caption "Financial Statements."

PricewaterhouseCoopers LLP

February 23, 2001